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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)*

                               FRESH BRANDS, INC.
                            ------------------------
                                (Name of Issuer)

                          Common Stock, $.05 par value
                          ----------------------------
                         (Title of Class of Securities)


                                   35803U 10 8
                                   -----------
                                 (CUSIP Number)



                                December 31, 2002
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     |X| Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 3 Pages

CUSIP No. 35803U 10 8

========== =====================================================================
  1        NAME OF REPORTING PERSON
           Fresh Brands Distributing, Inc. Retirement Savings Plan (f/k/a Schultz Sav-O Stores Retirement Savings Plan)
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [ ]
                                                                        (b)  [ ]
           N/A
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY

---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------- --------- ------------------------------------------
        NUMBER OF              5   SOLE VOTING POWER
                                   0
        SHARES           -------------------------------------------------------
                               6   SHARED VOTING POWER
        BENEFICIALLY               623,783
                         -------------------------------------------------------
        OWNED BY EACH          7   SOLE DISPOSITIVE POWER
                                   0
        REPORTING        -------------------------------------------------------
                               8   SHARED DISPOSITIVE POWER
        PERSON WITH                623,783
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            623,783

----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES                                          [ ]
            N/A
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            12.2%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            EP
================================================================================


                               Page 2 of 3 Pages

     This Amendment No. 1 to Schedule 13G with regard to Fresh Brands, Inc. is being filed on behalf of the undersigned to amend Item 4 of the original
Schedule 13G filed February 14, 2002. Except as expressly stated herein, there have been no material changes in the information set forth in the Schedule 13G.

Item 4.    Ownership
-------    ---------
           (a)   Amount Beneficially Owned:  623,783

           (b)   Percent of Class:  12.2%

           (c)   Number of shares as to which such person has:

                 (i)      sole power to vote or to direct the vote:  0

                 (ii)     shared power to vote or to direct the vote: 623,783

                 (iii)    sole power to dispose or to direct the disposition of:
                          0

                 (iv)     shared power to dispose or to direct the disposition
                          of:      623,783

     The Fresh Brands Distributing, Inc. Retirement Savings Plan has the right to receive dividends and proceeds from the sale of securities listed above.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 2003
      -------------------------


FRESH BRANDS DISTRIBUTING, INC.
    RETIREMENT SAVINGS PLAN
f/k/a Schultz Sav-O Stores Retirement Savings Plan


By: /s/ Michael G. Isken
    -------------------------------------------
      Michael G. Isken
      Co-Administrator


                               Page 3 of 3 Pages